Exhibit 99.1

BIONIK Laboratories Announces Purchase Agreement from Clinique Les Trois Soleils for InMotion Arm™ Robotic System

Leading French rehabilitation facility adds fourth InMotion robotic system to provide enhanced inpatient neurorehabilitation

TORONTO and BOSTON (October 24, 2018) – BIONIK Laboratories Corp. (OTCQB: BNKL) (“BIONIK” or the "Company"), a pioneering healthcare company combining artificial intelligence and innovative robotics technology to help individuals from hospital to home to regain mobility, announced today it has entered into a purchase order with Clinique Les Trois Soleils in Boissise-le-Roi, France for the Company’s InMotion Arm™ robot.

The purchase order is for one of BIONIK’s improved InMotion Arm™ robotic systems, whose launch was announced this year and recently received a “CE marking” from the European Commission. The CE marking signifies that products sold in the European Economic Area (EEA) have been assessed to meet high safety, health and environmental protection requirements. Clinique Les Trois Soleils already owns three units of earlier models of the InMotion Arm™ and Wrist™ robotic systems.

“We are thrilled to partner with BIONIK once again to provide innovative technology and therapeutic solutions to our patients. BIONIK’s InMotion Arm™ system has empowered our patients to succeed in their rehabilitation treatment, providing improved outcomes for many,” said Paul Gobin, Chief Executive Officer of Clinique Les Trois Soleils. “We are always seeking out new technologies that can enhance the treatment we offer to our patients, and BIONIK’s InMotion Arm™ is an example of that commitment. We look forward to our continued relationship with BIONIK and to improving the lives of our patients on a daily basis through the use of industry-leading technology.”

Clinique Les Trois Soleils offers versatile and comprehensive rehabilitation programs for patients recovering from orthopedic, musculoskeletal or neurological injuries. It is the first private for-profit rehabilitation center in the Île-de-France region to develop a neurological arm rehabilitation robotics center, with 68 inpatient beds for patients undergoing rehabilitation following stroke, spinal cord injury, multiple sclerosis or other neurological conditions.

Clinique Les Trois Soleils has also published many key studies with the InMotion robotic systems and continues to conduct clinical trials with patients following stroke. Studies led by Dr. Christophe Duret and his colleagues have investigated the effectiveness of robotic therapy when combined with, or compared to, usual care, and demonstrated the beneficial impact of robotics on the motor recovery process.

“We are excited to continue our terrific collaboration with Clinique Les Trois Soleils for another InMotion Arm™ robotic system,” said Dr. Eric Dusseux, Chief Executive Officer and Director of BIONIK Laboratories. “While developing new business pipelines is a priority, we are pleased to serve current customers through the purchase of additional units. We believe that the continued selection of BIONIK’s InMotion Arm™ by Clinique Les Trois Soleils validates to the European market that our technology is best positioned to provide optimal patient outcomes and become an integral part of a neurological therapy regimen.”

This transaction highlights the continued demand for BIONIK’s innovative InMotion Arm™ robotic system, as the Company sells or rents units to medical facilities in the United States and internationally, including recently to facilities in Florida and Texas. The InMotion Arm™ is used in more than 20 countries to help stroke survivors and those with other neurological conditions to regain arm movement by training shoulder protraction/retraction, flexion/extension, abduction/adduction, internal/external rotation and elbow flexion/extension.

The improved InMotion Arm™ therapy was developed according to the principles of motor learning and neuro-plasticity. The therapy provides the same clinical efficacy as the original system developed over 28 years ago and extensively researched worldwide. InMotion Arm™ therapy guides the patient through specific tasks, aiming to improve motor control of the arm by increasing strength, range of motion and coordination, and assisting with the provision of efficient, effective, intensive sensorimotor therapy. To learn more, please visit our website.

About BIONIK Laboratories

BIONIK Laboratories (OTCQB: BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek” or “project” or the negative of these words or other variations on these words or comparable terminology. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand its business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matt Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

Investor contact:

Kim Golodetz

LHA Investor Relations

212-838-3777

Kgolodetz@lhai.com

# # #